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                                                                    EXHIBIT 99.1
                                                           PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

            BEAZER HOMES ANNOUNCES $350 MILLION SENIOR NOTES OFFERING

Atlanta, Georgia, April 3, 2002 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it is proposing to offer $350,000,000 in principal amount of Senior Notes due 2012. The offering will be made to certain initial purchasers pursuant to a private placement. The initial purchasers have informed Beazer that they will sell or offer the notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933. The offering proceeds will be used to (1) fund the cash portion of Beazer's previously announced acquisition of Crossmann Communities, Inc. ("Crossmann"), (2) repay Crossmann's outstanding indebtedness, (3) reduce borrowings under Beazer's revolving credit facility and (4) pay related fees, commissions and other expenses.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

CONTACT: David S. Weiss, Executive Vice President and Chief Financial Officer of Beazer Homes USA, Inc., +1-404-250-3420, dweiss@beazer.com